Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 333-37277 on Form N-1A of our report dated August 24, 2016, relating to the financial statements and financial highlights of  James Balanced: Global Rainbow Fund, James Small Cap Fund, James Mid Cap Fund, James Micro Cap Fund, James Aggressive Allocation Fund, and James Long-Short Fund, each a series of  James Advantage Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2016, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 3, 2017